Exhibit 99.6

TRANSCRIPT

Video to all GE Healthcare MDx employees from Pascale Witz

Hello

I’m delighted to be speaking to you from Clarient in Aliso Viejo, California. I hope you have all seen the announcement that GEHC and Clarient have entered into an agreement for GEHC to acquire Clarient.

I am very excited about this move. In order to transform Medical Diagnostics, we have a three pillar strategy. 1. Drive the existing business; 2. Invest in the future; 3. Position for the long-term.

Positioning for the long-term is about adding high-value in vitro diagnostics – molecular diagnostics—to our business. Combining in vitro with in vivo creates a comprehensive diagnostics business which will enable more accurate diagnosis, more targeted treatments, and reduced healthcare costs.

We made a start in May when we announced a partnership with CardioDx. Today’s announcement takes us a huge step forward. Clarient will form the foundation on which we will build our High-Value Diagnostics business.

So, let me tell you a bit more about Clarient. Founded in 2004, it has about 400 employees and is based in Southern California. Its core strength is in providing diagnostic tests for the assessment and characterization of cancer – performing tests on tissues taken out of biopsies. It is a rapidly growing business in a very exciting area of healthcare, with a highly talented team, significant expertise and experience, and a strong portfolio of technologies.

Diseases like cancer are complex. To understand them better we need more information; we need the ability to detect and integrate data from multiple sources. Take breast cancer, which is actually several different diseases. Knowing the exact type of breast cancer will help the physician to decide the most appropriate treatment. And therapy nowadays is becoming much more targeted. Having more precise diagnostics will allow us to adjust the therapy to the individual patient.

This goes to the heart of enabling confident medical decisions. Adding molecular or high-value diagnostics to in vivo imaging gives precision diagnostics, which improves quality of care for the patient. In turn, more targeted and effective treatment can help reduce overall healthcare costs.

The combination of Clarient and Medical Diagnostics will be a powerful one – for both our businesses, but also for physicians and for patients. It’s an exciting place to be.

I look forward to updating you on the progress of the acquisition in the coming months.

Thank you.

Important Additional Information

The tender offer described in this transcript has not yet commenced, and this transcript is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, General Electric Company will cause its indirect, wholly-owned subsidiary, Crane Merger Sub, Inc., to file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”). Potential investors and Clarient stockholders are strongly advised to read the tender offer statement (which will include an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Clarient with the SEC because they will contain important information about the tender offer. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Crane Merger Sub, Inc. at GE Healthcare, 9900 W Innovation Drive, Wauwatosa, WI 53226, Attention: “Corporate Counsel—Business Development”. Potential investors and Clarient stockholders may also read and copy any reports, statements and other information filed by GE, Crane Merger Sub or Clarient with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.